                                                                   EXHIBIT 12.1


RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                     FISCAL YEAR                                     FIRST
                                               ----------------------------------------------------------------     QUARTER
                                                 1997          1998          1999          2000          2001         2002

EARNINGS (LOSS) BEFORE INCOME TAXES AND
   MINORITY INTERESTS                          $ 8,333       $14,774       $ 9,825       $ 1,610       $ 1,462      $(1,241)

FIXED CHARGES:
   INTEREST EXPENSE*                           $11,298       $10,415       $12,136       $10,486       $ 8,454      $ 2,535
   CAPITALIZED INTEREST                          3,485         3,219         2,004           349           858           80
   INTEREST FACTOR OF RENT EXPENSE**               697         3,443         4,736         3,617           204           54
                                               ----------------------------------------------------------------------------
              FIXED CHARGES                    $15,480       $17,077       $18,876       $14,452       $ 9,516      $ 2,669
                                               ----------------------------------------------------------------------------

PRETAX INCOME BEFORE FIXED CHARGES             $23,813       $31,851       $28,701       $16,062       $10,978      $ 1,428
LESS CAPITALIZED INTEREST                       (3,485)       (3,219)       (2,004)         (349)         (858)         (80)
PLUS AMORTIZATION OF CAPITALIZED INTEREST           87            80            50             9            21            2
                                               ----------------------------------------------------------------------------
              NET                              $20,415       $28,713       $26,747       $15,721       $10,141      $ 1,350
                                               ----------------------------------------------------------------------------

RATIO OF EARNINGS TO
    FIXED CHARGES (TIMES)                         1.32          1.68          1.42          1.09          1.07         0.51
                                               ============================================================================

AMOUNT OF EARNINGS INADEQUATE TO COVER
    FIXED CHARGES                                                                                                   $ 1,319
                                                                                                                    =======


*   INCLUDES AMORTIZATION OF DEFERRED FINANCING COSTS.

**  THEORETICAL CALCULATION = 35% OF TOTAL RENT EXPENSE.